Exhibit 10.26

GSE Lining Technology, LLC

Mark C. Arnold President & Chief Executive Officer	19103 Gundle Road Houston, TX 77073 800 435 2008 281 230 6710 281 443 3399 Fax gseworld.com

August 30, 2010

Jeffery D. Nigh

1221 Firethorne Club Drive

Waxhaw, NC 28173

Dear Jeff:

We are pleased to offer you the position of Vice President of Global Operations at GSE Lining Technology, LLC (hereafter referred to as the Company). As a salaried employee, paid semi-monthly, your base salary will be $10,416.67 per pay period or $250,000 annually. You will be eligible for up to a 60% management bonus, based on corporate EBITDA and personal goals. No more than 10% of salary bonus can be paid if actual adjusted EBITDA is below 95% of budget; 40% if adjusted EBITDA meets budget, and up to 60% can be paid if actual adjusted EBITDA exceeds 105% of budget. The budget calculation method is subject to changes made by GSE’s parent Board on an annual basis. However, the 10% to 60% range will remain your opportunity.

You will also be granted a Sale Bonus Agreement, entitling you to receive a one-time cash payment equal to one half percent (0.5%) of the net equity proceeds from the sale of GSE if a change of control occurs. The sale bonus shall not vest unless you remain continuously employed by GSE through the consummation of such sale. A letter regarding the bonus and a schedule of its projected value will be provided to you in separate correspondence. A Relocation Package, Intellectual Property and Confidentiality Agreement and Change of Control Retention Agreement will also be sent to you under separate cover.

In order to provide you and your family additional comfort, the above-mentioned Change of Control Retention Agreement will provide you one year of pay should GSE end your employment for any reason other than for “cause, ” which is detailed in the above-mentioned agreement.

The Company will maintain Director and Officers Liability Insurance coverage on your behalf. This offer of employment is contingent upon the results of a post-offer medical examination, including tests for prohibited drugs and alcohol, verification of your prior work and academic history, and confirmation of a satisfactory job-related background and driving record. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

GSE offers a variety of benefits to its employees, including medical and dental insurance, long-term disability, group life, accidental death and a 401(k) plan. Prior to your eligibility for these benefits, the Company will reimburse you for your Cobra coverage during the waiting period. You will also be eligible for four weeks of Paid Time Off (PTO) each year.

The U.S. Department of Justice, Immigration and Naturalization Services require all employees, citizens and non-citizens to complete an Employment Eligibility Verification Form 1-9 at the time of hire. Be prepared to present original documentation to Human Resources on your first day of employment. If you have questions regarding the list of acceptable documents, you may contact Nona Isbell at (281) 387-9921 or Paul Cash at (713) 299-0506.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned within seven days of receipt. This position will be held open for you up to that time. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee continued employment.

We are ready to discuss the attached relocation policy with you at your convenience. Our intent is to keep you whole on valid relocation costs. You can also discuss relocation costs or options with Human Resources by contacting our HR Manager, Nona Isbell directly at (218) 230-6773, or by company cell phone at (281) 387-9921.

I am very excited regarding this opportunity and its rewards for you and for GSE.

Sincerely,

/s/ Mark Arnold
Mark Arnold
CEO

Attachments

All of the above terms and conditions are accepted and agreed to by the undersigned:

/s/ Jeffrey D. Nigh	9/20/10
Jeffrey D. Nigh	Date